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EXTENDED STAY AMERICA INC.

EXHIBIT 11.1 --  Statement Re:  Computation of Earnings Per Share

                                                         Three Month Period Ended          Nine Month Period Ended
                                                       -----------------------------    -----------------------------
                                                       September 30,   September 30,    September 30,   September 30,
                                                           1997           1996(1)          1997              1996(1)
                                                       -------------   -------------    -------------   -------------
PRIMARY:
  Average shares outstanding.......................         95,349            82,945         93,786            68,021
  Net effect of dilutive stock options - based
    on the treasury stock method using the
    average market price...........................          1,444             1,849                            1,607
                                                       -------------   -------------    -------------   -------------
              TOTAL................................         96,793            84,794         93,786            69,629
                                                       =============   =============    =============   =============

  Net income (loss)................................    $     5,644     $       3,619    $      (979)    $       5,533
                                                       =============   =============    =============   =============
  Net income (loss) per share......................    $      0.06     $        0.04    $     (0.01)    $        0.08
                                                       =============   =============    =============   =============

FULLY DILUTED:
  Average shares outstanding.......................         95,349            82,945         93,786            68,000
  Net effect of dilutive stock options -- based
    on the treasury stock method using the
    greater of ending or average market price......          1,475             2,251                            2,142
                                                       -------------   -------------    -------------   -------------
              TOTAL................................         96,824            85,196         93,786            70,142
                                                       =============   =============    =============   =============

Net income (loss)..................................    $     5,644     $       3,619    $      (979)    $       5,533
                                                       =============   =============    =============   =============

Net income (loss) per share........................    $      0.06     $        0.04    $     (0.01)    $        0.08
                                                       =============   =============    =============   =============

(1) Amounts are restated to reflect the 2-for-1 stock split effected in July 1996 and the effect of the Merger.